NXSTAGE REPORTS FIRST QUARTER FINANCIAL RESULTS

•	Revenue Increases to $96.8 million, up 9% from Q1'FY16

•	Company Reaffirms Total Revenue Guidance and Profitability for 2017

•	Company Continues to Advance NxGen Hemodialysis System and Innovative Pipeline

LAWRENCE, Mass., May 9, 2017, --NxStage Medical, Inc. (Nasdaq: NXTM), a leading medical technology company focused on advancing renal care, today reported financial results for the first quarter of 2017, reviewed recent progress on its product pipeline, and updated its outlook for 2017.
Total revenue for the first quarter of 2017 increased 9 percent to $96.8 million, at the high end of its guidance range of $95 to $97 million, compared with revenue of $89.2 million for the first quarter of 2016.
The Company's revenue performance was driven by the Products Business, and more specifically, the System One segment, which consists of the Home and Critical Care markets. Home revenue increased 10 percent to $54.6 million for the first quarter of 2017 compared with revenue of $49.5 million for the first quarter of 2016. Critical Care revenue increased 2 percent to $20.1 million for the first quarter of 2017 compared with revenue of $19.8 million for the first quarter of 2016.
Net loss attributable to NxStage Medical, Inc.'s stockholders improved to $1.2 million for the first quarter of 2017 compared with a net loss of $1.3 million for the first quarter of 2016. The net loss for the first quarter of 2017 included $3.9 million of income from operations from the Products Business.

The Company also announced that early customer and patient feedback in the UK on its recently launched next generation hemodialysis system has been very positive, validating many of the benefits it expected. This innovative system consists of new features and capabilities, including a new touchscreen user interface and integrated blood pressure monitor designed to enhance ease of use for patients performing home hemodialysis.

“We believe we are well positioned with tremendous growth opportunities. We continue to execute at a high level and advance our product pipeline at an impressive pace," stated Jeffrey H. Burbank, Founder and CEO of NxStage. "I believe that we have one of the most exciting product pipelines in the industry. Our primary objective is to deliver innovative solutions that have the potential to give ESRD patients the ability to live longer and fuller lives while on dialysis. We don’t underestimate the hard work it will take to bring these innovations to market, but we remain confident in our capabilities. We believe our products and track record speak for themselves."

Burbank continued, "We expect our peritoneal dialysis (PD) system to be transformative in the existing $3 billion worldwide PD market because of its unique design which eliminates bagged fluid and provides greater clinical flexibility for patients and their care teams. We believe, but can’t know with certainty, that we will likely be first to market. It won’t be by the end of this year as we originally targeted over 18 months ago, but we're targeting to be there before anyone else. More importantly, we're targeting to be the best technology on the market."

Guidance:
"Given the strength of the overall business, we continue to expect total company revenue in a range of $400 to $405 million and total company profitability for 2017. However, with a slower start in the Home market than we anticipated, we are revising our annual Home revenue growth target to be between 10 to

13% for 2017 versus our previous 15% target," stated Matthew Towse, Chief Financial Officer of NxStage. "Although the year isn’t building in line with our original expectations, we continue to believe we are in a great position to drive long term growth, advance our product pipeline, and make further improvements within our key financial metrics."

For the second quarter of 2017, the Company expects revenue to be in a range of $95 to $97 million, and a net loss in the range of $1 to $3 million.

Conference Call:
NxStage will host a conference call today, Tuesday, May 9, 2017, at 9:00 a.m. Eastern Time to discuss its first quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

A replay of the conference call will be available two hours after the completion of the call through May 17, 2017. To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 3317702 . An online archive of the conference call can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

About NxStage

NxStage Medical, Inc. (Nasdaq: NXTM) is a leading medical technology company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease (ESRD) and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with ESRD. For more information on NxStage and its products and services, please visit the Company's website at http://www.nxstage.com and www.nxstagekidneycare.com.

About the NxStage System One
The NxStage System One is the first and only truly portable hemodialysis system cleared specifically by the FDA for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage PureFlow™ SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on-site on-demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. In addition, NxStage's Nx2me Connected Health® platform collects important NxStage System One and patient information for flexible viewing, monitoring and reporting that may improve patient management and patient retention, as well as simplify alternative site care. The System One is also used to provide a range of flexible therapy options in more traditional care settings such as hospitals and dialysis centers. Its safety and performance have been demonstrated by experience with more than 14 million treatments with over 30 thousand patients around the world.  http://www.nxstage.com/.

Forward-Looking Statements

In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2017	2016

Revenues	$96,829	$89,207
Cost of revenues	55,639	52,690
Gross profit	41,190	36,517
Operating expenses:
Selling and marketing	16,770	15,254
Research and development	9,508	7,154
Distribution	7,643	7,053
General and administrative	8,950	8,031
Total operating expenses	42,871	37,492
Loss from operations	(1,681)	(975)
Other expense:
Interest expense, net	(203)	(241)
Other expense, net	(270)	(232)
Total other expense	(473)	(473)
Net loss before income taxes	(2,154)	(1,448)
(Benefit from) provision for income taxes	(613)	335
Net loss	(1,541)	(1,783)
Less: Net loss attributable to noncontrolling interests	(352)	(507)
Net loss attributable to stockholders of NxStage Medical, Inc.	$(1,189)	$(1,276)
Net loss per share, basic and diluted	$(0.02)	$(0.02)
Weighted-average shares outstanding, basic and diluted	65,275	64,179
Other comprehensive income:
Unrealized gain on derivative instruments, net of income taxes	2,184	871
Other gain	721	190
Total other comprehensive income	2,905	1,061
Total comprehensive income (loss)	1,364	(722)
Less: Comprehensive loss attributable to noncontrolling interests	(352)	(507)
Total comprehensive income (loss) attributable to stockholders of NxStage Medical, Inc.	$1,716	$(215)

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$55,455	$59,632
Accounts receivable, net	39,260	32,286
Inventory	48,514	46,845
Prepaid expenses and other current assets	7,999	6,136
Total current assets	151,228	144,899
Property and equipment, net	61,323	61,561
Field equipment, net	24,395	22,309
Deferred cost of revenues	32,027	33,165
Intangible assets, net	9,180	9,688
Goodwill	42,648	42,648
Other assets	2,975	2,937
Total assets	$323,776	$317,207
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,490	$14,177
Accrued expenses	24,762	30,985
Current portion of long-term debt	334	328
Other current liabilities	4,111	3,770
Total current liabilities	47,697	49,260
Deferred revenues	47,773	49,001
Long-term debt	1,240	1,305
Other long-term liabilities	16,235	15,568
Total liabilities	112,945	115,134
Commitments and contingencies
Noncontrolling interests subject to put provisions	26	50
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 66,724,350 and 65,883,026 shares issued as of March 31, 2017 and December 31, 2016, respectively	66	65
Additional paid-in capital	640,907	631,219
Accumulated deficit	(408,790)	(407,601)
Accumulated other comprehensive loss	(3,196)	(6,101)
Treasury stock, at cost: 1,017,640 and 936,360 shares as of March 31, 2017 and December 31, 2016, respectively	(18,479)	(16,184)
Total NxStage Medical, Inc. stockholders' equity	210,508	201,398
Noncontrolling interests not subject to put provisions	297	625
Total stockholders' equity	210,805	202,023
Total liabilities and stockholders’ equity	$323,776	$317,207

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(1,541)	$(1,783)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	8,467	7,736
Stock-based compensation	2,574	2,614
Other	(623)	(37)
Changes in operating assets and liabilities:
Accounts receivable	(6,911)	(3,849)
Inventory	(7,848)	(5,480)
Prepaid expenses and other assets	(7)	681
Accounts payable	4,200	3,184
Accrued expenses and other liabilities	(4,579)	(1,553)
Deferred revenues	(1,026)	979
Net cash (used in) provided by operating activities	$(7,294)	$2,492

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
System One segment
Home	$54,561	$49,536
Critical Care	20,100	19,767
Total System One segment	74,661	69,303
In-Center segment	15,606	16,766
Other	2,899	2,181
Products subtotal	93,166	88,250
Services segment	5,050	2,687
Elimination of intersegment revenues	(1,387)	(1,730)
Total	$96,829	$89,207

NxStage Medical, Inc.
Segment Financial Performance
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Products Business (System One Segment, In-Center Segment & Other)
Revenues	$93,166	$88,250
Gross profit	$44,650	$41,336
Gross margin percentage	48%	47%
Income from operations	$3,946	$6,216
Services Segment
Revenues	$5,050	$2,687
Gross profit	$(3,438)	$(4,649)
Gross margin percentage	n/a	n/a
Loss from operations	$(5,605)	$(7,021)
Eliminations
Elimination of intersegment revenues	$(1,387)	$(1,730)
Elimination of intersegment gross profit	$(22)	$(170)
Total Company
Revenues	$96,829	$89,207
Gross profit	$41,190	$36,517
Gross margin percentage	43%	41%
Income (loss) from operations	$(1,681)	$(975)